Exhibit 4.1

Certificate of Designation, Preferences and Rights of
3.75% Series B Cumulative Perpetual Convertible Preferred Stock
of
Post Holdings, Inc.
Pursuant to Section 351.180 of
The General and Business Corporation Law of Missouri
We, Robert Vitale Chief Financial Officer, and Diedre J. Gray, Senior Vice President, General Counsel and Corporate Secretary, of Post Holdings, Inc., a corporation organized and existing under the General and Business Corporation Law of Missouri (the “Company”), in accordance with the provisions of Section 351.180 thereof, DO HEREBY CERTIFY:
That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation (the “Restated Articles”), of the Company, the said Board of Directors on February 20, 2013, adopted the following resolution (the “Resolution”) creating a series of Preferred Stock designated as 3.75% Series B Cumulative Perpetual Convertible Preferred Stock, par value $.01 per share, a copy of which Resolution was set forth in a certificate of designation that was executed by the Company’s President, acknowledged and filed with the Office of the Secretary of State, State of Missouri (the “Certificate of Designation”), setting forth the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, or restrictions thereof, as follows:
RESOLVED, that the Board of Directors hereby authorizes the designation of two million four hundred fifteen thousand (2,415,000) shares of Preferred Stock as 3.75% Series B Cumulative Perpetual Convertible Preferred Stock, par value $.01 per share, by adopting the following resolutions:
RESOLVED, the Company is hereby authorized to issue two million four hundred fifteen thousand (2,415,000) shares of 3.75% Series B Cumulative Perpetual Convertible Preferred Stock, par value $.01 per share and having the following preferences, qualifications, limitations, restrictions and special or relative rights:
Section 1.Designation and Amount. The shares of such series shall be designated as the “3.75% Series B Cumulative Perpetual Convertible Preferred Stock,” par value $.01 per share (the “Convertible Preferred Stock”), and the authorized number of shares constituting such series shall be 2,415,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than that of the shares Outstanding; provided, further, that shares of Convertible Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

Section 2.    Definitions. As used herein, the following terms shall have the meanings given to them in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Restated Articles, unless the context otherwise requires.
(a)    “Adjusted Share Cap” shall mean 5.2980 shares of Common Stock per share of Convertible Preferred Stock, subject to adjustment in the same manner as the Conversion Rate as provided in Section 13.
(b)    “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144.
(c)    “Agent Members” shall have the meaning specified in Section 17(a).
(d)    “Approval Deadline” shall mean February 20, 2014.
(e)    “Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.
(f)    “Business Day” shall mean, with respect to any share of the Convertible Preferred Stock, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
(g)    “Capital Stock” of any Person shall mean any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.
(h)    “close of business” shall mean 5:00 p.m. (New York City time).
(i)    “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “Closing Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the “Closing Sale Price” shall be the average of the mid-points of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
(j)    “Common Equity” of any Person shall mean Capital Stock of such Person that is generally entitled (i) to vote in the election of directors of such Person or (ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

(k)    “Common Stock” shall mean the common stock, par value $.01 per share, of the Company, subject to Section 8.
(l)    “Conversion Agent” shall have the meaning specified in Section 19(a)
(m)    “Conversion Date” shall have the meaning specified in Section 11(b).
(n)    “Conversion Price” shall mean, at any time, $100 divided by the Conversion Rate in effect at such time.
(o)    “Conversion Rate” per share of Convertible Preferred Stock shall mean 2.1192 shares of Common Stock, subject to adjustment as set forth herein.
(p)    “Convertible Preferred Stock Director” shall have the meaning specified in Section 4(c).
(q)     “Date of First Issuance” shall have the meaning specified in Section 3(b).
(r)    “Depository” or “DTC” shall mean The Depository Trust Company, or any successor depository.
(s)    “Distributed Property” shall have the meaning specified in Section 13(c).
(t)    “Dividend Payment Date” shall mean February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2013, or if any such date is not a Business Day, on the next succeeding Business Day; provided, that if such Business Day falls in the next succeeding calendar month, the Dividend Payment Date shall be brought forward to the immediately preceding Business Day.
(u)    “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial “Dividend Period,” which shall be the period from, and including, the Date of First Issuance to, but excluding, the first succeeding Dividend Payment Date; provided, however, with respect to any additional shares of Convertible Preferred Stock issued after the Date of First Issuance, the initial “Dividend Period” shall be the period from, and including, the Dividend Payment Date on which such additional shares are issued or, if such shares are not issued on a Dividend Payment Date, the scheduled Dividend Payment Date immediately preceding the issue date of such additional shares, in each case, to, but excluding, the first succeeding Dividend Payment Date.
(v)    “Dividend Rate” shall mean the rate per annum of 3.75% of the Liquidation Preference per share of Convertible Preferred Stock, subject to increase pursuant to Sections 3(g), 3(h), and 3(i).
(w)    “Effective Date” shall have the meaning specified in Section 12(b), except that, as used in Section 13, “Effective Date” shall mean the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

(x)    “Ex-Dividend Date” shall mean the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
(y)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(z)    A “Fundamental Change” shall be deemed to have occurred at the time that any of the following occurs:
(i)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and the Company’s or its Subsidiaries’ employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity;
(ii)    the consummation of 1. any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; 1. any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or 1. any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii);
(iii)    the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
(iv)    the Common Stock (or other common stock underlying the Convertible Preferred Stock) ceases to be listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);
provided, however, that a transaction or transactions described in clause (ii) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Convertible Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares.

(aa)    “Fundamental Change Company Notice” shall have the meaning specified in Section 12(e).
(bb)    “Fundamental Change Conversion Deadline” shall have the meaning specified in Section 12(e).
(cc)    “Fundamental Change Conversion Right” shall have the meaning specified in Section 12(a).
(dd)    “Fundamental Change Make-Whole Premium” shall have the meaning specified in Section 12(a).
(ee)    “Fundamental Change Settlement Date” shall mean the date on which the Company delivers the Common Stock due in respect of conversions of Convertible Preferred Stock in connection with a Fundamental Change.
(ff)    “Fundamental Change Settlement Price” shall have the meaning specified in Section 12(a).
(gg)    “Global Preferred Share” shall have the meaning specified in Section 17(a).
(hh)    “Global Shares Legend” shall have the meaning specified in Section 17(a).
(ii)    “Junior Stock” shall have the meaning specified in Section 10(a).
(jj)    “Liquidation Preference” shall have the meaning specified in Section 7(a).
(kk)    “Make-Whole Conversion Rate” shall have the meaning specified in Section 12(a).
(ll)    “Officer” shall mean the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.
(mm)    “open of business” shall mean 9:00 a.m. (New York City time).
(nn)    “Outstanding” shall mean, when used with respect to Convertible Preferred Stock, as of any date of determination, all Convertible Preferred Stock theretofore authenticated and delivered under this Certificate of Designation, except:
(i)    shares of Convertible Preferred Stock redeemed and cancelled by the Company pursuant to Section 9; and

(ii)    shares of Convertible Preferred Stock as to which any property deliverable upon conversion thereof has been delivered and required to be cancelled pursuant to Section 11(b);
provided, however, that, in determining whether the holders of Convertible Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Convertible Preferred Stock owned by the Company or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Convertible Preferred Stock which the Registrar has actual knowledge of being so owned shall be so disregarded.
(oo)    “Parity Stock” shall have the meaning specified in Section 10(b).
(pp)    “Paying Agent” shall have the meaning specified in Section 19(a).
(qq)    “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
(rr)    “Preferred Dividend Default” shall have the meaning specified in Section 4(c).
(ss)    “Record Date” shall mean i. with respect to the dividends payable on each Dividend Payment Date, the first day of the month in which the Dividend Payment Date falls, or any other date designated by the Board of Directors as the record date for the payment of a dividend that is not more than 30 and not fewer than 10 calendar days prior to the scheduled Dividend Payment Date and i. solely for the purpose of Section 13 with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).
(tt)    “Redemption Date” shall mean a date that is fixed for redemption of the Convertible Preferred Stock by the Company in accordance with Section 9.
(uu)    “Redemption Notice” shall have the meaning specified in Section 9(b).
(vv)    “Redemption Price” shall mean an amount of cash equal to the Liquidation Preference per share of Convertible Preferred Stock being redeemed, plus an amount equal to all accrued and unpaid dividends thereon to, but excluding, the Redemption Date, subject to Section 9(g).
(ww)    “Reference Price” shall have the meaning specified in Section 12(a).
(xx)    “Reference Property” shall have the meaning specified in Section 8(a).

(yy)    “Registrar” shall have the meaning specified in Section 15.
(zz)    “Resale Restriction Termination Date” shall have the meaning specified in Section 17(b).
(aaa)    “Restricted Securities” shall have the meaning specified in Section 17(c).
(bbb)    “Rule 144” shall mean Rule 144 as promulgated under the Securities Act.
(ccc)     “Scheduled Trading Day” shall mean any day that is scheduled to be a Trading Day.
(ddd)    “SEC” or “Commission” shall mean the Securities and Exchange Commission.
(eee)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(fff)    “Senior Stock” shall have the meaning specified in Section 10(c).
(ggg)    “Share Cap” shall mean 2.6490 shares of Common Stock per share of Convertible Preferred Stock.
(hhh)    “Shareholder Approval” shall mean the requisite approval of the shareholders of the Company to increase the Share Cap to the Adjusted Share Cap.
(iii)    “Spin-Off” shall have the meaning specified in Section 13(c).
(jjj)    “Stock Price” shall have the meaning specified in Section 12(b).
(kkk)    “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by i. such Person; i. such Person and one or more Subsidiaries of such Person; or i. one or more Subsidiaries of such Person.
(lll)    “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.
(mmm)    “Transfer Agent” shall have the meaning specified in Section 15.

Section 3.    Dividends and Distributions.
(a)    Holders of Convertible Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company out of funds legally available for the payment of dividends, cumulative cash dividends on each share of Convertible Preferred Stock at the Dividend Rate. The Dividend Rate shall be increased in the circumstances described in Sections 3(g), 3(h) and 3(i) below.
(b)    Dividends on the Convertible Preferred Stock shall accrue from the first date of original issuance of the Convertible Preferred Stock (the “Date of First Issuance”), or if dividends have been paid on the Convertible Preferred Stock thereafter, from the most recent Dividend Payment Date. If additional shares of Convertible Preferred Stock are issued after the Date of First Issuance, dividends on those shares of Convertible Preferred Stock shall accrue at the Dividend Rate from the Dividend Payment Date on which such shares are issued or, if such shares are not issued on a Dividend Payment Date, on the scheduled Dividend Payment Date immediately preceding their issue date. Each such dividend shall be payable in arrears on each Dividend Payment Date to the holders of record of shares of the Convertible Preferred Stock as they appear on the Company’s stock register at the close of business on the applicable Record Date. Dividends on the Convertible Preferred Stock shall cease to accrue upon conversion, as described in Section 11.
(c)    The Company shall not be obligated to and shall not pay holders of the Convertible Preferred Stock any interest or sum of money in lieu of interest if dividends are paid subsequent to the applicable Dividend Payment Date.
(d)    The amount of dividends payable for each full Dividend Period for the Convertible Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period shorter or longer than a full quarterly Dividend Period, on the Convertible Preferred Stock shall be appropriately prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. Holders of Convertible Preferred Stock shall not be entitled to any dividends in excess of the full cumulative dividends on the Convertible Preferred Stock, as herein provided.
(e)    When dividends are not paid in full (or a sum sufficient to pay them in full is not set apart) on the Convertible Preferred Stock and any other class or series of Capital Stock ranking, as to dividends, on parity with the Convertible Preferred Stock, the Company shall declare dividends on the Convertible Preferred Stock and each such other class or series of Capital Stock ranking, as to dividends, on parity with the Convertible Preferred Stock pro rata, so that the amount of dividends so declared per share of Convertible Preferred Stock and each such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share of Convertible Preferred Stock and such other class or series of Capital Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other.

(f)    Dividends on the Convertible Preferred Stock shall accrue whether or not i. the Company has earnings; i. there are funds legally available for the payment of those dividends; or (iii) those dividends are authorized or declared.
(g)    If, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Convertible Preferred Stock, the Company fails to timely file any document or report that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than reports on Form 8-K), or shares of the Convertible Preferred Stock are not otherwise freely tradable by holders other than the Company’s Affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Convertible Preferred Stock or this Certificate of Designation), the per annum Dividend Rate on the Convertible Preferred Stock shall increase by 0.50% during the period for which the Company’s failure to file continues or shares of the Convertible Preferred Stock fail to be so freely tradable, as the case may be.
(h)    Further, if, and for so long as:
(i)    the restrictive legend contemplated by Section 17(c) on the Convertible Preferred Stock has not been removed,
(ii)    the Convertible Preferred Stock is assigned a restricted CUSIP number, or
(iii)    the Convertible Preferred Stock is not otherwise freely tradable by holders other than the Company’s Affiliates (without restrictions pursuant to U.S. securities laws or the terms of the Convertible Preferred Stock or this Certificate of Designation), as of the 365th day after the last date of original issuance of the Convertible Preferred Stock, the per annum Dividend Rate on the Convertible Preferred Stock shall be increased by 0.50% until the restrictive legend is removed, the Convertible Preferred Stock is assigned an unrestricted CUSIP number and the Convertible Preferred Stock is freely tradable as described above.
(i)    The Company shall have no obligation to seek or otherwise obtain the Shareholder Approval; provided, however, that if the Company does not obtain the Shareholder Approval by the Approval Deadline, the per annum Dividend Rate on the Convertible Preferred Stock shall be increased by 0.25% during the period from, and including, the Approval Deadline to, but excluding, the date on which the Shareholder Approval is obtained. Upon receipt of the Shareholder Approval following the Approval Deadline, i. the Dividend Rate on the Convertible Preferred Stock shall decrease to the Dividend Rate that would then be in effect if the Approval Deadline had not passed without the Company’s obtaining the Shareholder Approval and i. the Dividend Rate shall not again increase pursuant to this Section 3(i). The Company shall notify holders of the Convertible Preferred Stock of the status of the Shareholder Approval on or before the third Business Day immediately succeeding the date on which the Shareholder Approval has been obtained or the date on which the Shareholder Approval has been sought but not obtained, as applicable.
(j)    Any additional dividends paid pursuant to subsections (g), (h) or (i) above shall be payable at the times and in the manner provided for the payment of regular dividends in this Section 3. Unless the context otherwise requires, any reference to dividends in this Certificate of Designation shall be deemed to include additional dividends if, in such context, additional dividends are, were or would be payable pursuant to any of (g), (h) or (i) above. Unless the context otherwise requires, any express mention of additional dividends in any provision hereof shall not be construed as excluding additional dividends in those provisions hereof where such express mention is not made.

Section 4.    Voting Rights.
(a)    The holders of record of shares of the Convertible Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 4, as otherwise provided in the Restated Articles and as otherwise provided by law. In matters where holders of the Convertible Preferred Stock are entitled to vote, each share of the Convertible Preferred Stock shall be entitled to one vote.
(b)    So long as any shares of Convertible Preferred Stock remain Outstanding, the affirmative vote of holders of at least two-thirds of the Outstanding shares of Convertible Preferred Stock together with each other class or series of Preferred Stock ranking on parity (either as to dividend rights or rights upon liquidation, dissolution or winding-up of the Company) with the Convertible Preferred Stock and upon which equivalent voting rights have been conferred and are exercisable, voting as a single class, in person or by proxy, at an annual meeting of the Company’s shareholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required:
(i)    to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the Convertible Preferred Stock with respect to the payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of the Company’s affairs, or reclassify any of the authorized Capital Stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; and
(ii)    to amend, alter or repeal the provisions of the Restated Articles, so as to materially and adversely affect any right, preference, privilege or voting power of the Convertible Preferred Stock.
No change shall be made to the terms of the Convertible Preferred Stock except under the limited circumstances as set forth in this Certificate of Designation.
Holders of Convertible Preferred Stock shall not be entitled to vote with respect to any increase in the total number of the authorized shares of Common Stock or Preferred Stock of the Company, any increase in the number of authorized shares of Convertible Preferred Stock, or the creation or issuance of any other class or series of Capital Stock, or any increase in the number of authorized shares of any other class or series of Capital Stock, in each case that is on parity with or junior to the Convertible Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, except as set forth above. Nor shall holders of Convertible Preferred Stock have any voting rights with respect to, and the consent of the holders of any Convertible Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Convertible Preferred Stock, except as set forth above.

In addition, the voting power as provided in this Section 4(b) shall not apply, if at or prior to the time when the act with respect to which the vote would otherwise be required would occur, the Company has converted or redeemed upon proper procedures all Outstanding shares of the Convertible Preferred Stock.
(c)    If at any time dividends on the Convertible Preferred Stock or any other class or series of Preferred Stock ranking equally with the Convertible Preferred Stock as to payment of dividends and upon which voting rights equivalent to those described in this Section 4(c) have been conferred and are exercisable, have not been declared and paid for the equivalent of at least six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Preferred Dividend Default”), holders of shares of Convertible Preferred Stock (voting together as a single class with the holders of all other classes or series of Preferred Stock upon which equivalent voting rights have been conferred and exercisable (and with voting rights allocated pro rata based on the Liquidation Preference of the Convertible Preferred Stock and the liquidation preference of each such other class or series of Preferred Stock)) shall be entitled to vote for the election of two additional directors to serve on the Board of Directors (each, a “Convertible Preferred Stock Director”). In such a case, the number of directors serving on the Board of Directors shall be increased by two.
(d)    The election of Convertible Preferred Stock Directors upon a Preferred Dividend Default shall take place:
(i)    at a special meeting for such purpose called by holders of at least 10% of the Outstanding shares of Convertible Preferred Stock together with any other class or series of Preferred Stock ranking equally with the Convertible Preferred Stock as to payment of dividends and upon which equivalent voting rights have been conferred and exercisable, if this request is received more than 90 calendar days before the date fixed for the Company’s next annual meeting of shareholders, or, if the Company receives the request for a special meeting within 90 calendar days before the date fixed for the Company’s next annual or special meeting of shareholders, at such annual or special meeting of shareholders; and
(ii)    each subsequent meeting (or special meeting held in its place) until all accrued and unpaid dividends on the Convertible Preferred Stock and any other class or series of Preferred Stock ranking equally with the Convertible Preferred Stock as to payment of dividends and upon which equivalent voting rights have been conferred and are exercisable for all complete Dividend Periods prior to the date of payment plus the dividend for the then-current Dividend Period have been paid in full, or declared and a sum sufficient for such payment is cash is set aside for payment.

At any meeting held for the purpose of electing a Convertible Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding Convertible Preferred Stock shall be required to constitute a quorum of such Convertible Preferred Stock and the Convertible Preferred Stock Directors shall be elected by a majority of the votes cast. Each Convertible Preferred Stock Director shall be entitled to one vote on any matter submitted for a vote by the Board of Directors.
(e)    If and when all such dividends on the Convertible Preferred Stock or any other class or series of Preferred Stock ranking equally with the Convertible Preferred Stock as to payment of dividends and upon which voting rights equivalent to those described in Section 4(c) have been conferred and are exercisable shall have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment, holders of shares of Convertible Preferred Stock shall be divested of the voting rights set forth in Section 4(c) (subject to re-vesting in the event of any subsequent Preferred Dividend Defaults) and the term of office of such Convertible Preferred Stock Directors so elected shall terminate and the entire Board of Directors shall be reduced accordingly.
(f)    The Convertible Preferred Stock Directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of Convertible Preferred Stock and Preferred Stock ranking equally with the Convertible Preferred Stock as to payment of dividends and having equivalent voting rights to vote as a class for Convertible Preferred Stock Directors as herein provided, and upon such termination, the Convertible Preferred Stock Directors then in office shall forthwith resign and the number of directors serving on Board of Directors shall be reduced accordingly.
Section 5.    Certain Restrictions.
(a)    So long as any shares of Convertible Preferred Stock remain Outstanding, unless all accrued and unpaid dividends on the Convertible Preferred Stock for all prior Dividend Periods shall have been or contemporaneously are declared and paid in cash, or declared and a sum sufficient for the payment thereof in cash is set apart for payment, the Company shall not:
(i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividend rights or rights upon liquidation, dissolution or winding-up of the Company) to the Convertible Preferred Stock;
(iii)    declare or pay dividends on or make any other distributions on any shares of stock ranking on parity (either as to dividend rights or rights upon liquidation, dissolution or winding-up of the Company) with the Convertible Preferred Stock, except dividends paid ratably on the Convertible Preferred Stock and all such parity stock as described in Section 3(e);
(iii)    except as permitted in Section 5(a)(iv) below, redeem or purchase or otherwise acquire for consideration any stock ranking on parity (either as to dividend rights or rights upon liquidation, dissolution or winding-up of the Company) with the Convertible Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for any shares of any stock ranking junior (either as to dividend rights or rights upon liquidation, dissolution or winding-up of the Company) to the Convertible Preferred Stock; and

(iv)    purchase or otherwise acquire for consideration any shares of Convertible Preferred Stock, or any shares of Junior Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b)    The Company shall not permit any Subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 5(a), purchase or otherwise acquire such shares at such time and in such manner.
Section 6.    Reacquired Shares.
Any shares of Convertible Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Convertible Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.
Section 7.    Liquidation, Dissolution or Winding-Up.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs, before any distribution or payment of the Company’s assets (whether capital or surplus) shall be made to or set apart for the holders of shares of Common Stock or any other class or series of Capital Stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs, junior to the Convertible Preferred Stock, holders of Convertible Preferred Stock shall be entitled to be paid out of the Company’s assets legally available for distribution to its shareholders, after payment of or provision for the Company’s debts and other liabilities, a liquidation preference of $100 per share of Convertible Preferred Stock (the “Liquidation Preference”), plus an amount equal to all accrued and unpaid dividends (whether or not authorized or declared) to, but excluding, the date of payment, but shall not be entitled to any further payment or other participation in any distribution of the available assets of the Company. If, upon any liquidation, dissolution or winding-up of the Company, the Company’s available assets, or proceeds thereof, are insufficient to pay the full amount of the liquidating distributions on all Outstanding shares of Convertible Preferred Stock and the corresponding amounts payable on all shares of each other class or series of Capital Stock ranking, as to liquidation rights, on parity with the Convertible Preferred Stock in the distribution of assets, then holders of shares of Convertible Preferred Stock and each such other class or series of Capital Stock ranking, as to voluntary or involuntary liquidation rights, on parity with the Convertible Preferred Stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b)    The Company shall instruct DTC to notify the holders of shares of Convertible Preferred Stock, or if the Convertible Preferred Stock is in certificated form, send a written notice by first class email to each holder of record of the Convertible Preferred Stock at such holder’s registered address, of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding-up of the Company.
(c)    Neither the consolidation or merger with or into any other Person, nor the voluntary sale, lease, transfer or conveyance of all or substantially all of the Company’s property or business shall be deemed to constitute a liquidation, dissolution or winding-up of the Company’s affairs.
(d)    Subject to the rights of the holders of any shares of any class or series of Capital Stock ranking, as to liquidation rights, on parity with the Convertible Preferred Stock, after payment has been made in full to the holders of the Convertible Preferred Stock, as provided in this Section 7, holders of shares of Common Stock and any other class or series of Capital Stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs, junior to the Convertible Preferred Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Convertible Preferred Stock shall not be entitled to share therein.
Section 8.    Effect of Recapitalizations, Reclassifications and Changes of Common Stock.
(a)    In the case of:
(i)    any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);
(ii)    any consolidation, merger or combination involving the Company; or
(iii)    any sale, lease or other transfer to any other Person of the consolidated assets of the Company and its Subsidiaries substantially as an entirety;
in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each share of Convertible Preferred Stock shall be changed into a right to convert into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction; provided, however, that at and after the effective time of the transaction the number of shares of Common Stock that the Company would have been required to deliver upon conversion of Convertible Preferred Stock in accordance with Section 11(d) shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such transaction.

(b)    If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then for the purposes of this Section 8, the Reference Property into which the Convertible Preferred Stock shall be convertible shall be deemed to be i. the weighted average of the types and amounts of consideration per share received by the holders of Common Stock that affirmatively make such election or i. if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration per share actually received by holders of Common Stock. The Company shall notify holders and the Conversion Agent of the weighted average as soon as practicable after such determination is made.
(c)    The Company shall cause notice of the application of this Section 8 to be delivered to the Conversion Agent and each holder of the Convertible Preferred Stock at the address of such holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 8(a) and shall issue a press release containing such information and publish such information on its website. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 8.
(d)    The above provisions of this Section 8 shall similarly apply to successive recapitalizations, reclassifications, changes, consolidations, mergers, combinations, sales, leases and transfers, and the provisions of Section 13 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 8 applies to any event or occurrence, Section 13 shall not apply to such event or occurrence.
Section 9.    Optional Redemption. Shares of Convertible Preferred Stock shall be redeemable by the Company in accordance with this Section 9.
(a)    The Company may not redeem any shares of Convertible Preferred Stock prior to February 15, 2018. On or after February 15, 2018, the Company shall have the option to redeem, subject to Section 9(j) below, some or all the shares of Convertible Preferred Stock at the Redemption Price if the Closing Sale Price of the Common Stock has been at least 130% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date on which the Company provides notice of redemption. The Redemption Price shall be paid solely in cash.
(b)    In the event the Company elects to redeem shares of Convertible Preferred Stock, the Company shall:
(i)    send a written notice to the Registrar and Transfer Agent of the Redemption Date, stating the number of shares to be redeemed and the Redemption Price, at least 30 Scheduled Trading Days before the Redemption Date (unless a shorter period shall be satisfactory to the Registrar and Transfer Agent);
(ii)    instruct DTC to notify its participants holding Convertible Preferred Stock, or, if the Convertible Preferred Stock is in certificated form, send a written notice (the “Redemption Notice”) by first class mail to each holder of record of the Convertible Preferred Stock at such holder’s registered address, not fewer than 25 Scheduled Trading Days nor more than 90 calendar days prior to the Redemption Date stating:

(A)    the Redemption Date;
(B)    the Redemption Price;
(C)    the name and address of the Paying Agent and Conversion Agent;
(D)    that shares of Convertible Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date;
(E)    that holders who want to convert shares of Convertible Preferred Stock must satisfy the requirements set forth in Section 11;
(F)    that shares of Convertible Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
(G)    if fewer than all the Outstanding shares of Convertible Preferred Stock are to be redeemed by the Company, the number of shares to be redeemed;
(H)    that, unless the Company defaults in making payment of such Redemption Price, dividends in respect of the shares of Convertible Preferred Stock called for redemption will cease to accrue on and after the Redemption Date;
(I)    the CUSIP number of the Convertible Preferred Stock; and
(J)    any other information the Company wishes to present; and
(iii)    publish the information set forth in Section 9(b)(ii) once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, The City of New York, issue a press release containing such information and publish such information on the Company’s website.
(c)    If the Company gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Company shall, with respect to:
(i)    shares of Convertible Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC cash sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price to holders of such shares of Convertible Preferred Stock; and
(ii)    shares of the Convertible Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent cash sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of Convertible Preferred Stock upon surrender to the Paying Agent of their certificates evidencing their shares of Convertible Preferred Stock.

(d)    If on the Redemption Date, DTC or the Paying Agent, as applicable, holds cash sufficient to pay the Redemption Price for the shares of Convertible Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accrue as of the Redemption Date on those shares of the Convertible Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 9.
(e)    Payment of the Redemption Price for shares of Convertible Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Convertible Preferred Stock, together with any necessary endorsements, to the Paying Agent, or to the Paying Agent’s account at DTC, at any time after delivery of the Redemption Notice.
(f)    Payment of the Redemption Price for shares of Convertible Preferred Stock shall be made (i) if book-entry transfer or physical delivery of the Convertible Preferred Stock has been made by or on the Redemption Date, on the Redemption Date, or (ii) if book-entry transfer or physical delivery of the Convertible Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.
(g)    If the Redemption Date falls after a Record Date for the payment of dividends declared and before the open of business on the Dividend Payment Date corresponding to that Record Date, holders of the shares of Convertible Preferred Stock at the close of business on that Record Date shall be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date. The Redemption Price payable on such Redemption Date will include only the Liquidation Preference, but will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.
(h)    If fewer than all the Outstanding shares of Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected on a pro rata basis (with any fractional shares being rounded to the nearest whole share), by lot or any other method as may be determined by the Board of Directors, in its discretion, to be fair and appropriate.
(i)    Upon surrender of a certificate or certificates representing shares of the Convertible Preferred Stock that is or are redeemed in part, the Company shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Convertible Preferred Stock in an amount equal to the unredeemed portion of the shares of Convertible Preferred Stock surrendered for partial redemption.
(j)    Notwithstanding the foregoing provisions of this Section 9, if accrued and unpaid dividends (whether or not declared) on all Outstanding shares of Convertible Preferred Stock for all complete Dividend Periods prior to the Dividend Period in which the Redemption Date falls have not been paid, the Convertible Preferred Stock may not be called for redemption.

Section 10.    Ranking. The Convertible Preferred Stock shall, with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company, rank:
(a)    senior to all classes or series of common stock and to any other class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks junior to the Convertible Preferred Stock with respect to payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Company’s affairs (collectively, the “Junior Stock”);
(b)    on parity with any other class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks on parity with the Convertible Preferred Stock with respect to payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Company’s affairs (collectively, the “Parity Stock”);
(c)    junior to any other class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks senior to the Convertible Preferred Stock with respect to payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Company’s affairs (collectively, the “Senior Stock”);
(d)    junior to all of the Company’s existing and future indebtedness; and
(e)    structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries and any Capital Stock of the Company’s Subsidiaries not held by the Company.
Section 11.    Conversion.
(a)    Right to Convert. Holders of shares of Convertible Preferred Stock, at their option, shall have the right, at any time and from time to time, to convert some or all of their shares of Convertible Preferred Stock at the Conversion Rate in accordance with, and subject to, this Section 11. Notwithstanding the foregoing, if any shares of Convertible Preferred Stock are called for redemption pursuant to Section 9, such conversion right shall cease and terminate, as to the shares of the Convertible Preferred Stock to be redeemed, at 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date, unless the Company shall default in the payment of the Redemption Price therefor, as provided herein.
(b)    Conversion Procedures. Conversion of shares of the Convertible Preferred Stock may be effected by any holder thereof (i) if such holder’s shares of Convertible Preferred Stock are in certificated form, upon the surrender to the Company, at the principal office of the Company or at the office of the Conversion Agent, as may be designated by the Board of Directors, of the certificate or certificates, if any, for such shares of the Convertible Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Convertible Preferred Stock certificate set forth in Exhibit A) along with (x) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (y) if required pursuant to Section 11(c), funds equal to the dividend payable on the next Dividend Payment Date or (ii) if such holder’s shares of Convertible Preferred Stock are in the form of Global Preferred Shares, by (x) complying with the procedures of the Depositary in effect at that time and (y) if required pursuant to Section 11(c), paying funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Convertible Preferred Stock pursuant hereto. The conversion of the Convertible Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) the foregoing procedures have been complied with.

As promptly as practicable after the Conversion Date with respect to any shares of Convertible Preferred Stock, the Company shall reflect in its stock records the cancellation of the Convertible Preferred Stock that is being converted and the issuance of such number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of such shares of the Convertible Preferred Stock are entitled as a result of the conversion as of such Conversion Date. If any Common Stock to be issued upon conversion is certificated, promptly after the issuance of the Common Stock certificate (or, if the Convertible Preferred Stock is certificated, promptly after, and in any case no later than 3 Business Days after, the surrender of the certificates representing the shares that are converted), the Company shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which the holder of shares of the Convertible Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (2) if the Convertible Preferred Stock is then certificated and less than the full number of shares of the Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the Convertible Preferred Stock as to the shares being converted shall cease, except for the right to receive shares of Common Stock.
(c)    Dividend and Other Payments Upon Conversion.
(i)    Upon settlement of a conversion of Convertible Preferred Stock and subject to clause (iii) below, a holder shall not receive cash payment of accrued and unpaid dividends and the Company shall not make any payments in respect of or adjust the Conversion Rate to account for accrued and unpaid dividends to the Conversion Date except as provided in Section 12(a)(ii).
(ii)    Upon conversion of the Convertible Preferred Stock, except for conversions during the period from the close of business on any Record Date for the payment of dividends declared to the open of business on the Dividend Payment Date corresponding to that Record Date, in which case the holder on such Record Date shall receive the dividends payable on such Dividend Payment Date, accrued and unpaid dividends on the converted share of Convertible Preferred Stock shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the Common Stock (together with the cash payment in lieu of fractional shares) in exchange for the Convertible Preferred Stock being converted pursuant to the provisions hereof. Shares of the Convertible Preferred Stock surrendered for conversion after the close of business on any Record Date for the payment of dividends declared and before the open of business on the Dividend Payment Date corresponding to that Record Date must be accompanied by a payment to the Company in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date, subject to clause (iii) below.

(iii)    Notwithstanding the foregoing, if shares of Convertible Preferred Stock are surrendered for conversion during the period after the close of business on any Record Date for the payment of dividends declared and before the open of business on the Dividend Payment Date corresponding to that Record Date and the Company has called such shares of Convertible Preferred Stock for redemption prior to such Dividend Payment Date, the holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of shares of the Convertible Preferred Stock for conversion.
(d)    Settlement upon Conversion.
(i)    Subject to Section 8, to satisfy the Company’s obligations upon conversion of any Convertible Preferred Stock, the Company shall deliver to converting holders, in respect of the Liquidation Preference per share of Convertible Preferred Stock, shares of Common Stock, together with cash in lieu of any fractional share of Common Stock.
(ii)    The Company shall deliver the consideration due in respect of conversion of any Convertible Preferred Stock on the third Business Day immediately following the relevant Conversion Date, but such holders shall be deemed to be the owners of the shares of Common Stock included in such consideration as of the close of business on the relevant Conversion Date.
(e)    Fractional Shares. In connection with the conversion of any shares of the Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of any fractional interest in a share in an amount equal to the fractional interest, multiplied by the Closing Sale Price of the Common Stock on the relevant Conversion Date, rounded to the nearest whole cent.
(f)    Total Shares. If more than one share of Convertible Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable on conversion of those shares of Convertible Preferred Stock shall be computed on the basis of the total number of shares so surrendered.
(g)    Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Company shall:
(i)    at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Convertible Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Convertible Preferred Stock, including the payment of any Fundamental Change Make-Whole Premium;

(ii)    prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Company (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Convertible Preferred Stock hereunder); and
(iii)    ensure that all shares of Common Stock delivered upon conversion of the Convertible Preferred Stock will, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.
Section 12.    Fundamental Change Conversions.
(a)    If a Fundamental Change occurs, a holder of Convertible Preferred Stock may elect to convert shares of Convertible Preferred Stock in connection with the Fundamental Change (such right of conversion, “Fundamental Change Conversion Right”) at an adjusted Conversion Rate as follows:
(i)    if the Stock Price is greater than or equal to $37.75 per share, subject to adjustment in the same manner as the Stock Price as provided in subsection (c) below (the “Reference Price”), the holder may elect to have the Conversion Rate increased by a number of additional shares of Common Stock (such additional shares, the “Fundamental Change Make-Whole Premium”) determined by reference to the table in subsection (d) below; or
(ii)    regardless of the Stock Price, the holder may elect to have the Conversion Rate increased to equal the Liquidation Preference per share of Convertible Preferred Stock, plus all accrued and unpaid dividends thereon to, but excluding, the Fundamental Change Settlement Date (unless the Conversion Date for a share of Convertible Preferred Stock occurs after the Record Date for the payment of dividends and prior to the related Dividend Payment Date, in which case the Conversion Rate calculation for such share under this clause (ii) shall not include accrued and unpaid dividends that shall be paid to holders of record on such Record Date as set forth in Section 11(c) above), divided by the average of the Closing Sale Prices of the Common Stock for the five consecutive Trading Days ending on, and including, the third Business Day prior to the Fundamental Change Settlement Date (or if such third Business Day is not a Trading Day, ending on, and including, the Trading Day immediately preceding such third Business Day) (such average price, the “Fundamental Change Settlement Price” and such adjusted Conversion Rate, the “Make-Whole Conversion Rate”). Notwithstanding the foregoing, the Conversion Rate as adjusted pursuant to this clause (a)(ii) shall not exceed the Share Cap unless and until the Company obtains the Shareholder Approval, in which case the Conversion Rate as adjusted pursuant to this clause (a)(ii) shall not exceed the Adjusted Share Cap.

The Share Cap shall not be subject to adjustment in accordance with Section 13 prior to the Company’s receipt of the Shareholder Approval.
A conversion of Convertible Preferred Stock shall be deemed for purposes of this Section 12 to be “in connection with” a Fundamental Change if the Conversion Date occurs from, and including, the Effective Date of such Fundamental Change to, and including, the Fundamental Change Conversion Deadline. The Convertible Preferred Stock as to which the Fundamental Change Conversion Right has been properly exercised shall be converted into shares of the Common Stock in accordance with Section 11(d).
(b)    The Fundamental Change Make-Whole Premium, if any, will be determined by reference to the table in subsection (d) below, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid or deemed to be paid per share of the Common Stock in the Fundamental Change. If holders of the Common Stock receive in exchange for their Common Stock only cash in a Fundamental Change described in clause (ii) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share of the Common Stock. In all other cases, the Stock Price shall be the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Days immediately prior to, but not including, the Effective Date of the Fundamental Change.
(c)    The Stock Prices set forth in the first row of the table (i.e., the column headings) in subsection (d) below shall be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Stock Prices shall equal the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. In addition, the Fundamental Change Make-Whole Premiums set forth in the table shall be subject to adjustment in the same manner as the Conversion Rate as set forth in Section 13.
(d)    The following table sets forth the Fundamental Change Make-Whole Premium that shall be added to the Conversion Rate as described in this Section 12 for each Stock Price and Effective Date set forth below.

	Stock Price
Effective Date	$37.75	$40.00	$45.00	$50.00	$55.00	$61.34	$70.00	$80.00	$95.00	$110.00	$130.00	$150.00
February 26, 2013	0.5298	0.5144	0.4240	0.3576	0.3077	0.2605	0.2150	0.1788	0.1426	0.1182	0.0954	0.0791
February 15, 2014	0.5298	0.4842	0.3906	0.3226	0.2724	0.2263	0.1833	0.1505	0.1191	0.0985	0.0796	0.0661
February 15, 2015	0.5298	0.4553	0.3562	0.2850	0.2335	0.1877	0.1473	0.1185	0.0927	0.0766	0.0620	0.0516
February 15, 2016	0.5298	0.4300	0.3223	0.2450	0.1902	0.1437	0.1060	0.0823	0.0635	0.0526	0.0427	0.0356
February 15, 2017	0.5298	0.4139	0.2936	0.2044	0.1414	0.0913	0.0573	0.0414	0.0320	0.0267	0.0218	0.0182
February 15, 2018 and thereafter	0.5298	0.4117	0.2846	0.1804	0.0930	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price and Effective Date may not be set forth on the table above, in which case:
(i)    if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Fundamental Change Make-Whole Premium shall be determined by a straight-line interpolation between the Fundamental Change Make-Whole Premiums set forth for the higher and lower Stock Prices or the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)    if the Stock Price is greater than $150.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings in the table as provided in clause (c) above), no Fundamental Change Make-Whole Premium shall be added to the Conversion Rate; and
(iii)    if the Stock Price is less than the Reference Price, no Fundamental Change Make-Whole Premium shall be added to the Conversion Rate and the Conversion Rate shall instead be determined in accordance with clause (a)(ii) of this Section 12.
(e)    The Company shall notify all record holders of Convertible Preferred Stock of the anticipated effective date of a Fundamental Change at least 20 Business Days prior to such anticipated effective date, but in any event not later than two Business Days following its becoming aware of the occurrence of such Fundamental Change. In addition, the Company shall send a notice to all record holders of the occurrence of a Fundamental Change within five Business Days after the Effective Date of the Fundamental Change (the “Fundamental Change Company Notice”) and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date. Such Fundamental Change Company Notice shall state:
(i)    the events constituting the Fundamental Change;
(ii)    the Effective Date and the Stock Price of the Fundamental Change;
(iii)    the name and address of the Paying Agent and the Conversion Agent;
(iv)    the Conversion Rate, any Fundamental Change Make-Whole Premium and the formula for determining the Make-Whole Conversion Rate;
(v)    the procedures that the holder of Convertible Preferred Stock must follow to exercise the Fundamental Change Conversion Right; and
(vi)    the last date on which the holder of Convertible Preferred Stock may exercise the Fundamental Change Conversion Right (such date, the “Fundamental Change Conversion Deadline”), which shall be a date no less than 20 Business Days nor more than 35 Business Days after the Effective Date of such Fundamental Change.
(f)    To exercise the Fundamental Change Conversion Right, a holder of the Convertible Preferred Stock must convert its shares in accordance with Section 11(b). The relevant Notice of Conversion shall state:
(i)    if certificated, the certificate numbers of the shares of Convertible Preferred Stock to be converted;
(ii)    the whole number of shares of the Convertible Preferred stock to be converted pursuant to the Fundamental Change Conversion Right;

(iii)    if the Stock Price is greater than or equal to the Reference Price, whether the Convertible Preferred Stock is to be converted at an adjusted Conversion Rate equal to (x) the then-applicable Conversion Rate, plus the Fundamental Change Make-Whole Premium, if any, or (y) the Make-Whole Conversion Rate; and
(iv)    that the shares of the Convertible Preferred Stock are to be converted pursuant to the Fundamental Change Conversion Right.
(g)    If the Stock Price is greater than or equal to the Reference Price, and the converting holder does not make a valid election with respect to the applicable adjusted Conversion Rate, the shares of Convertible Preferred Stock shall be converted at the then-applicable Conversion Rate, plus the Fundamental Change Make-Whole Premium, if any.
(h)    Upon receipt of the Shareholder Approval, the Share Cap shall be increased to the Adjusted Share Cap and the Adjusted Share Cap shall be subject to adjustment in accordance with Section 13.
(i)    Nothing in this Section 12 shall prevent an adjustment to the Conversion Rate pursuant to Section 13 in respect of a Fundamental Change.
Section 13.    Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time for any of the following events that occur following the Date of First Issuance:
(a)    If the Company exclusively issues shares of Common Stock as a dividend or distribution on the Common Stock to all or substantially all holders of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0
=    the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

CR1
=    the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0
=    the number of shares of Common Stock Outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be; and

OS1	= the number of shares of Common Stock Outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.
Any adjustment to the Conversion Rate made pursuant to this Section 13(a) shall become effective (x) immediately after the close of business on the Record Date for such dividend or distribution or (y) immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 13(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(b)    If the Company distributes to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 calendar days after the date of distribution thereof, to subscribe for or purchase shares of Common Stock at a price per share of Common Stock that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x	OS1 + X
OS0 + Y

where,

CR0	= the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	= the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0	= the number of shares of Common Stock Outstanding immediately prior to the close of business on the Record Date for such distribution;

X	= the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y
=    the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants, divided by (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution.

Any increase to the Conversion Rate made under this Section 13(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred.
For purposes of this Section 13(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
(c)    If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding:
(iv)    dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to Section 13(a) or Section 13(b),
(v)    dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 13(d); and
(vi)    Spin-Offs as to which the provisions set forth in the last two paragraphs of this Section 13(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness or other assets, securities or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0	= the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	= the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0
=    the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV
=    the fair market value as of the Record Date for such distribution (as determined in good faith by the Board of Directors) of the Distributed Property with respect to each Outstanding share of the Common Stock.

Any adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph of this Section 13(c) shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay the distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of any adjustment under the above portion of this Section 13(c), each holder of Convertible Preferred Stock shall receive, for each share of Convertible Preferred Stock, at the same time and upon the same terms as holders of the Common Stock and without having to convert its shares of Convertible Preferred Stock, the amount and kind of Distributed Property that such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution.
With respect to an adjustment pursuant to this Section 13(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x	FMV + MP0
MP0

where,

CR0	= the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Ex-Dividend Date for the Spin-Off;

CR1	= the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Ex-Dividend Date for the Spin-Off;

FMV
=    the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Dividend Date for the Spin-Off; and

MP0	= the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Dividend Date for the Spin-Off.
Any adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall become effective at the close of business on the 10th Trading Day immediately following, and including, the Ex-Dividend Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the Ex-Dividend Date of any Spin-Off, references within the portion of this Section 13(c) related to Spin-Offs to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, but excluding, the relevant Conversion Date.
If any such dividend or distribution is declared but not paid or made, the new Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay the distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(d)    If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 − C

where,

CR0	= the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	= the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0	= the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	= the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of the Common Stock.
Any adjustment to the Conversion Rate made pursuant to this Section 13(d) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of any adjustment under this Section 13(d), each holder of Convertible Preferred Stock shall receive, for each share of Convertible Preferred Stock, at the same time and upon the same terms as holders of the Common Stock and without having to convert its shares of Convertible Preferred Stock, the amount of cash that such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.
(e)    If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Prices of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 X OS1)
SP1 X OS0

where,

CR0
=    the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1
=    the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC
=    the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0
=    the number of shares of Common Stock Outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1
=    the number of shares of Common Stock Outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1
=    the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made.
Any adjustment to the Conversion Rate made pursuant to this Section 13(e) shall become effective at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 13(e) to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed from, and including, the date such tender or exchange offer expires to, but excluding, the relevant Conversion Date.
If the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.
(f)    All required calculations under this Section 13 shall be made by the Company and shall be made to the nearest cent or one-ten thousandth (1/10,000th) of a share, as the case may be.
(g)    In addition to those adjustments required by clauses (a), (b), (c),(d) and (e) of this Section 13, the Company may, but is not required to, increase the Conversion Rate as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of Capital Stock (or rights to acquire Common Stock) or from any event treated as such for income tax purposes. The Company may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Company has determined that such increase would be in the best interests of the Company. If the Company makes such determination, it shall be conclusive and the Company shall mail to each holder of the Convertible Preferred Stock at the address of such holder as it appears in the stock register a notice at least 15 calendar days prior to the date the increased Conversion Rate takes effect in accordance with applicable law, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
(h)    Notwithstanding anything to the contrary in this Section 13, the Conversion Rate shall not be adjusted for:
(i)    the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
(ii)    the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of the Company or assumed by the Company or any of the Company’s Subsidiaries;

(iii)    the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the Date of First Issuance;
(iv)    solely a change in the par value of the Common Stock; or
(v)    accrued and unpaid dividends, if any.
Except as stated in this Section 13, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.
(i)    No adjustment to the Conversion Rate shall be made if holders of the Convertible Preferred Stock, as a result of holding the Convertible Preferred Stock and without having to convert their Convertible Preferred Stock, are entitled to participate at the same time as the holders of Common Stock participate in any of the transactions described in clauses (a), (b), (c),(d) and (e) of this Section 13 as if such holders of the Convertible Preferred Stock held a number shares of Common Stock equal to the Conversion Rate, multiplied by the number of shares of Convertible Preferred Stock held by such holders.
(j)    Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Convertible Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(k)    For purposes of this Section 13, the number of shares of Common Stock at any time Outstanding shall not include shares held in the treasury of the Company, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 13, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
(l)    Whenever any provision of this Section 13 requires the Company to calculate the Closing Sale Prices (including the Stock Price for purposes of Section 12) over a span of multiple days, the Company shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period when the Closing Sale Prices are to be calculated.

Section 14.    Rights Issued in Respect of Common Stock Issued Upon Conversion. If the Company has in effect a rights plan while any Convertible Preferred Stock remains Outstanding, holders of Convertible Preferred Stock shall receive, upon a conversion of their Convertible Preferred Stock, in addition to shares of Common Stock, rights under the Company’s shareholder rights agreement. However, if, prior to conversion, the rights provided for in the rights plan adopted by the Company have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of Convertible Preferred Stock would not be entitled to receive any rights in respect of the Common Stock delivered upon conversion of Convertible Preferred Stock, the Conversion Rate shall be adjusted at the time of separation as if the Company had distributed to all holders of the Common Stock, Capital Stock of the Company, evidences of indebtedness of the Company, or other assets, securities or property of the Company or rights, options or warrants to acquire Capital Stock or other securities of the Company pursuant to Section 13(c), subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
Section 15.    Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Convertible Preferred Stock shall be Computershare Trust Company N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.
Section 16.    Currency. All shares of Convertible Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$”or “dollars” refer to U.S. currency.
Section 17.    Form.
(a)    The Convertible Preferred Stock shall be initially issued in the form of one or more permanent global shares of Convertible Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Convertible Preferred Stock certificate. The Convertible Preferred Stock certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is incorporated in and expressly made a part of this Certificate of Designation.
The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preferred Shares shall be deposited on behalf of the holders of the Convertible Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. At such time as all interests in a Global Preferred Share have been converted, canceled, repurchased or transferred, such Global Preferred Share shall be, upon receipt thereof, canceled by the Company in accordance with standing procedures and existing instructions between the Depositary and the Company.

This Section 17(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Company shall execute and the Registrar shall, in accordance with this Section 17, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.
Notwithstanding any other provisions of this Certificate of Designation (other than the provisions set forth in this Section 17(a)), a Global Preferred Share may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for transfers of portions of a Global Preferred Share in certificated form made upon request of a member of, or a participant in, the Depositary (for itself or on behalf of a beneficial owner) by notice by or on behalf of the Depositary in accordance with customary procedures of the Depositary and in compliance with this Section 17(a).
Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock, unless (x) DTC notifies the Company that is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Company does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for DTC within 90 days or (z) a beneficial owner seeking to exercise or enforce its rights under its shares of Convertible Preferred Stock requests that its shares be issued as definitive certificated shares of Convertible Preferred Stock. In any such case, the Global Preferred Shares shall be exchanged in whole for certificated shares of Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Certificated shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

If the Company determines at any time that the shares of Convertible Preferred Stock shall no longer be represented by Global Preferred Shares, it shall inform the Depositary of such determination which will, in turn, notify participants of their right to withdraw such representation by Global Preferred Shares, and if such participants elect to withdraw their beneficial interests, the Company shall issue certificates in definitive form in exchange for such beneficial interests in the Global Preferred Shares.
(b)
(i)    An Officer shall sign the Global Preferred Shares for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.
(ii)    If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.
(iii)    A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Certificate of Designation. Each Global Preferred Share shall be dated the date of its authentication.
(c)    Every share of Convertible Preferred Stock that bears or is required under this Section 17(c) to bear the legend set forth in this Section 17(c) (together with any Common Stock issued upon conversion of the Convertible Preferred Stock that is required to bear the legend set forth in Section 17(d), collectively “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 17(c) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the holder of each such Restricted Security, by such holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 17(c) and Section 17(d), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.
Until the date (the “Resale Restriction Termination Date”) that is the later of (1) the date that is one year or such other period of time as permitted by Rule 144 or any successor provision thereto after the last date of original issuance of the Convertible Preferred Stock and (2) such later date, if any, as may be required by applicable law, any certificate evidencing such Convertible Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 17(d), if applicable) shall bear a legend in substantially the following form (unless such shares of Convertible Preferred Stock have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company in writing with written notice thereof to the Transfer Agent):

THIS SHARE OF CONVERTIBLE PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF CONVERTIBLE PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF CONVERTIBLE PREFERRED STOCK OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF CONVERTIBLE PREFERRED STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.
BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
1.     REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
2.     AGREES FOR THE BENEFIT OF POST HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AFTER THE LAST DATE OF INITIAL ISSUANCE HEREOF, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A)    TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR
(B)    PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR
(C)    TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D)    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

No transfer of any Convertible Preferred Stock prior to the Resale Restriction Termination Date will be registered by the Registrar unless the applicable box on the Form of Assignment and Transfer has been checked.
Any share of Convertible Preferred Stock (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of such Convertible Preferred Stock for exchange to the Registrar, be exchanged for a new share or shares of Convertible Preferred Stock, of like aggregate number of shares of Convertible Preferred Stock, which shall not bear the restrictive legend required by this Section 17(c) and shall not be assigned a restricted CUSIP number. The Company shall be entitled to instruct the Registrar in writing to so surrender any Global Preferred Share as to which such restrictions on transfer shall have expired in accordance with their terms for exchange, and, upon such instruction, the Registrar shall so surrender such Global Preferred Share for exchange; and any new Global Preferred Share so exchanged therefor shall not bear the restrictive legend specified in this Section 17(c) and shall not be assigned a restricted CUSIP number. The Company shall promptly notify the Transfer Agent upon the occurrence of the Resale Restriction Termination Date and promptly after a registration statement, if any, with respect to the Convertible Preferred Stock or the Common Stock issued upon conversion of the Convertible Preferred Stock has been declared effective under the Securities Act.
(d)    Until the Resale Restriction Termination Date, any stock certificate representing Common Stock issued upon conversion of Convertible Preferred Stock shall bear a legend in substantially the following form (unless the Convertible Preferred Stock or such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of shares of Convertible Preferred Stock that have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Transfer Agent):
THIS SHARE OF COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THIS SHARE OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.
BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1.     REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
2.     AGREES FOR THE BENEFIT OF POST HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AFTER THE LAST DATE OF INITIAL ISSUANCE HEREOF, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A)    TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR
(B)    PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR
(C)    TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D)    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
Any such Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the Transfer Agent, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 17(d).
(e)    Any certificate evidencing Convertible Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof) shall bear a legend in substantially the following form until the Resale Restriction Termination Date:

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THIS SHARE OF CONVERTIBLE PREFERRED STOCK OR A BENEFICIAL INTEREST HEREIN.
(f)    The Company shall not, the Company shall cause its Subsidiaries not to, and the Company shall use its best efforts to cause any of its Affiliates that are not its Subsidiaries not to, resell any shares of the Convertible Preferred Stock that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
(g)    The Convertible Preferred Stock shall initially be issued with a restricted CUSIP number.
Section 18.    Transfer.
(a)    Notwithstanding any provision to the contrary herein, so long as a Global Preferred Share remains Outstanding and is held by or on behalf of the Depositary, transfers of a Global Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 18.
(b)    Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.
Section 19.    Paying Agent and Conversion Agent.
(a)    The Company shall maintain in the United States (i) an office or agency where Convertible Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Convertible Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Company. The Company may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent or Conversion Agent without prior notice to any holder. The Company shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Company. If the Company fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Company or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.
(b)    Payments due on the Convertible Preferred Stock shall be payable at the office or agency of the Company maintained for such purpose in The City of New York and at any other office or agency maintained by the Company for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Company, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Convertible Preferred Stock register. Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

Section 20.    Headings. The headings of the subsections of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.
IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 22th day of February, 2013.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Robert V. Vitale, Chief Financial Officer

Attest:

By:	/s/ Diedre J. Gray
Diedre J. Gray, Senior Vice President,
General Counsel and Corporate Secretary

[Signature Page – Post Holdings, Inc. Certificate of Designation]

EXHIBIT A
[FORM OF FACE OF SECURITY]
[INCLUDE FOLLOWING LEGEND IF A GLOBAL PREFERRED SHARE]
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.]
[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]
[THIS SHARE OF CONVERTIBLE PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF CONVERTIBLE PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF CONVERTIBLE PREFERRED STOCK OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF CONVERTIBLE PREFERRED STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.
BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
1.     REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

2.     AGREES FOR THE BENEFIT OF POST HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AFTER THE LAST DATE OF INITIAL ISSUANCE HEREOF, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A)    TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR
(B)    PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR
(C)    TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D)    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THIS SHARE OF CONVERTIBLE PREFERRED STOCK OR A BENEFICIAL INTEREST HEREIN.]

Number of Shares of
Certificate Number:    Preferred Stock
[           ]    [Initially:]1[           ]
CUSIP NO.: 737446 203
3.75% Series B Cumulative Perpetual Convertible Preferred Stock
of
POST HOLDINGS, INC.
POST HOLDINGS, INC., a Missouri corporation (the “Company”), hereby certifies that [___________]2 [CEDE & CO.]3 is the registered owner of [___________]4 [a number of]5 fully paid and non-assessable shares of convertible preferred stock, par value $.01 per share, of the Company designated as the 3.75% Series B Cumulative Perpetual Convertible Preferred Stock (the “Convertible Preferred Stock”) [as set forth in Schedule A hereto]6. The shares of Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preferred Stock represented hereby are as specified in, and the shares of the Convertible Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designation, Preferences and Rights dated February 20, 2013, as the same may be amended from time to time (the “Certificate of Designation”), which is on file at the principal office of the Company. Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to the Certificate of Designation, which shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.
Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid for any purpose.
_______________________
1 Include if a global security.
2 Include if a certificated security.
3 Include if a global security.
4 Include if a certificated security.
5 Include if a global security.
6 Include if a global security.

IN WITNESS WHEREOF, we have executed and subscribed this certificate and do affirm the foregoing as true under the penalties of perjury this ___ day of ________, 20__.

POST HOLDINGS, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

[FORM OF TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION]
These are shares of the Preferred Stock referred to in the within-mentioned Certificate of Designation.
Dated: _______________

COMPUTER SHARE TRUST COMPANY N.A., as Transfer Agent
By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]
POST HOLDINGS, INC.
3.75% Series B Cumulative Perpetual Convertible Preferred Stock
Dividends on each share of Convertible Preferred Stock shall be payable in cash at a rate per annum set forth on the face hereof or as provided in the Certificate of Designation.
The shares of Convertible Preferred Stock shall be redeemable as provided in the Certificate of Designation. The shares of Convertible Preferred Stock shall be convertible in the manner and according to the terms set forth in the Certificate of Designation. If any holder of shares of Convertible Preferred Stock elects to convert its shares in connection with a Fundamental Change, the Company shall adjust the Conversion Rate for shares of Convertible Preferred Stock surrendered for conversion as set forth in the Certificate of Designation.
As required under Missouri law, the Company shall furnish to any holder upon request and without charge, a full summary statement of the designations, voting rights, preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Company so far as they have been fixed and determined. Any such request is to be addressed to the Secretary of the Company or to the Registrar named on the face of this certificate.

[FORM OF NOTICE OF CONVERSION]
(To be executed by the registered holder in order to convert the Convertible Preferred Stock)
The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 3.75% Series B Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”) of Post Holdings, Inc. (the “Company”), represented by stock certificate
No(s). _____________________________________________________________________
(the “Preferred Stock Certificate(s)”), into shares of common stock (the “Common Stock”) of the Company according to the conditions of the Certificate of Designation, Preferences and Rights of the Convertible Preferred Stock (the “Certificate of Designation”). The Company will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of the Common Stock upon conversion of the Convertible Preferred Stock, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax. A copy of each Preferred Stock Certificate(s) are attached hereto (or evidence of loss, theft or destruction thereof).
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.
Number of shares of Convertible Preferred Stock to be converted:_________________________________
Name or Names (with addresses) in which the certificate or certificate for any shares of Common Stock to be issued are to be registered7:_____________________________________________________________
______________________________________________________________________________________
______________________________________________________________________________________
Signature:_________________________________________________
Name of registered holder:____________________________________
Fax No.:__________________________________________________
Telephone No.:_____________________________________________

_______________________
7 The Company is not required to issue shares of Common Stock until you (a) if required, furnish appropriate endorsements and transfer documents and (b) if required, pay funds equal to dividends payable on the next Dividend Payment Date to which you are not entitled.

[FORM OF ASSIGNMENT AND TRANSFER]
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Convertible Preferred Stock evidenced hereby to:
________________________________________________________________
________________________________________________________________
(Insert assignee’s social security or tax identification number)
________________________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
________________________________________________________________
________________________________________________________________
agent to transfer the shares of Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
In connection with any transfer of the within share of Convertible Preferred Stock occurring prior to the Resale Restriction Termination Date, as defined in the Certificate of Designation, the undersigned confirms that such Convertible Preferred Stock is being transferred:
□    To Post Holdings, Inc. or a Subsidiary thereof; or
□    Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or
□    Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or
□    Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.
Date: __________________
Signature: ______________________
(Sign exactly as your name appears on the other side of this Convertible Preferred Stock)
Signature Guarantee: _____________________ 8

_______________________
8 (Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE A 9
SCHEDULE OF EXCHANGES
POST HOLDINGS, INC.
3.75% Series B Cumulative Perpetual Convertible Preferred Stock
The initial number of shares of Convertible Preferred Stock represented by this Global Preferred Share is [_______]. The following exchanges of a part of this Global Preferred Share have been made:

Date of exchange	Amount of decrease in number of shares represented by this Global Preferred Share	Amount of increase in number of shares represented by this Global Preferred Share	Number of shares represented by this Global Preferred Share following such decrease or increase	Signature of authorized signatory of Registrar

_______________________
9 Include if a global security.